PTC Announces Third Quarter Fiscal 2017 Results

NEEDHAM, MA, July 19, 2017 -PTC (NASDAQ: PTC) today reported financial results for its fiscal third quarter ended July 1, 2017.

●
Total GAAP revenue was $291 million;total non-GAAP revenue was $292 million
●
GAAP operating income was $11 million or 4% of revenue; non-GAAP operating income was

$45 million or 15% of revenue
●
GAAP net loss was $1 million or $0.01 per diluted share; non-GAAP net income was $33 million or

$0.28 per diluted share
●
License and subscription bookings were $90 million and subscription mix was 64%; Annual

Contract Value (ACV) of new subscription contracts signed in the quarter was $29 million
●
Total deferred revenue, billed and unbilled, increased $251 million to $909 million from the same period last year
●
Subscription Annualized Recurring Revenue (ARR) increased $171 million or 131% to $302 million from the same period last year

“PTC delivered total revenue and earnings per share at or near the high-end of our guidance,” said James Heppelmann, President and CEO, PTC. “Led by subscription revenue growth of 135% and recurring software revenue growth of 11%, total software revenue grew 4% year-over-year, despite a higher mix of subscription bookings than last year. We remain focused on creating long-term shareholder value by driving growth, expanding margins and transitioning to a subscription-based business model.”

Heppelmann continued, “We are excited about both the transformation we are driving in our core business and our leadership position in IoT. In addition to attracting over 8,000 in-person and virtual attendees to LiveWorx, we recently received two 2017 Compass Intelligence IoT Awards, and our strong technology and market position received further validation in IDC’s MarketScape report, which placed PTC squarely in the IoT platform leadership category and also recognized PTC as the market share leader.”

Additional third quarter operating and financial highlights are set forth below. Information about our bookings and other reporting measures is provided beginning on page four. For additional details, please refer to the prepared remarks and financial data tables that have been posted to the Investor Relations section of our website at investor.ptc.com.

●
License and subscription bookings were $90 million. License and subscription bookings were below our expectations in the quarter due to sales execution issues in Japan. Actions to improve performance in Japan are underway. Compared to Q3’16, license and subscription bookings were down 14% as reported and 13% in constant currency due almost entirely to Japan. Q3’16 bookings also present a tough comparison, as bookings grew 32% over Q3’15 as reported and 31% in constant currency. On a year-to-date basis, bookings were $275 million, an increase of 6% year-over-year as reported and 7% in constant currency, despite a year-to-date decline in bookings in Japan of $20 million.

●
Subscription bookings comprised 64% of total bookings, modestly below our expectations primarily due to subscription bookings performance below our expectations, but also due to one large IoT deal that closed as a perpetual license. Subscription mix of 64% increased from 58% in the same period last year.

●
Total deferred revenue – billed and unbilled - increased $251 million or 38% year-over-year and 3% sequentially to $909 million. Billed deferred revenue increased 9% year-over year and declined 6% sequentially to $465 million, as expected, due to timing of support contract billings during the year. Billed deferred revenue can fluctuate quarterly based upon the contractual billings dates in our recurring revenue contracts as well as the timing of our fiscal reporting periods.

●
GAAP and non-GAAP software revenue were both approximately $248 million, an increase of 4% year-over-year as reported and 5% year-over-year in constant currency, despite a higher mix of subscription bookings than last year.

●
Approximately 87% of software revenue came from recurring revenue streams, up from 81% in the same period last year.

●
Annualized recurring revenue (ARR) was approximately $865 million, an increase of 11% year-over-year.

●
GAAP operating expenses were approximately $198 million, compared to $199 million in the same period last year; non-GAAP operating expenses were approximately $174 million, compared to $175 million in the same period last year.

●
Operating cash flows were $74 million, and free cash flow was $69 million, both of which include cash payments for restructuring of approximately $6 million and legal payments of approximately $2 million.

●
Total cash, cash equivalents, and marketable securities as of the end of the third quarter was $311 million and total debt, net of deferred issuance costs, was $712 million.

●
We resumed share buybacks in Q3’17 and repurchased $35 million worth of shares in the quarter, which represents more than 50% of free cash flow in the quarter.

Fiscal 2017 Business Outlook
For the fourth quarter and fiscal year ending September 30, 2017, the company expects:

In millions except per share amounts
Operating Measures(1)	Q4’17 Low	Q4’17 High	FY’17 Low	FY’17 High

Subscription ACV	$ 41	$ 44	$ 133	$ 136
License and Subscription Bookings	$ 120	$ 130	$ 395	$ 405
Subscription % of Bookings	68%	68%	67%	67%
(1) An explanation of the metrics included in this table is provided below.
Financial Measures	Q4’17 Low	Q4’17 High	FY’17 Low	FY’17 High
Subscription Revenue	$ 84	$ 86	$ 280	$ 282
Support Revenue	138	138	572	572
Perpetual License Revenue	38	41	132	135
Total Software Revenue(2)	260	265	984	989
Professional Services Revenue	43	43	179	179
Total Revenue(2)	$ 303	$ 308	$ 1,163	$ 1,168

Operating Expense (GAAP)	$ 195	$ 198	$ 783	$ 786
Operating Expense (Non-GAAP)	173	176	680	683
Operating Margin (GAAP)	8%	9%	4%	4%
Operating Margin (Non-GAAP)	18%	19%	16%	17%
Tax Rate (GAAP)	0%	0%	66%	66%
Tax Rate (Non-GAAP)	10%	8%	8%	7%
Shares Outstanding (GAAP)	117	117	117	117
Shares Outstanding (Non-GAAP)	117	117	117	117
EPS (GAAP)	$ 0.09	$ 0.14	$ (0.01)	$ 0.04
EPS (Non-GAAP) (2)	$ 0.33	$ 0.38	$ 1.17	$ 1.22
Free Cash Flow			$ 115	$ 125
Adjusted Free Cash Flow(3)			$ 158	$ 168
(2) We estimate that, on an annual basis, every 1% change in subscription mix will impact annual revenue by $4 million, and annual non-GAAP EPS by $0.03. We cannot estimate the effect on GAAP EPS due to the number of unknown items, including tax items, included in GAAP EPS.
(3) Adjusted Free Cash Flow is net cash provided by (used in) operating activities less capital expenditures, excluding restructuring payments of approximately $40 million and legal payments of approximately $3 million.

The fourth quarter and fiscal 2017 non-GAAP operating margin and non-GAAP EPS guidance exclude the estimated items outlined in the table below, as well as any tax effects and discrete tax items (which are not known or reflected).

In millions	Q4’17	FY’17

Effect of acquisition accounting on fair value of acquired deferred revenue	$ -	$ 3
Stock-based compensation expense	17	73
Intangible asset amortization expense	15	58
Restructuring charges	-	8
Acquisition-related charges	-	1
Non-operating credit facility refinancing charges	-	1
Total Estimated Pre-Tax GAAP adjustments	$ 32	$ 144

PTC’s Fiscal 2017 Third Quarter Results Conference Call, Prepared Remarks and Financial Data Tables
Prepared remarks and financial data tables have been posted to the Investor Relations section of our website at ptc.com. The Company will host a management presentation to discuss results at 5:00 pm ET on Wednesday, July 19, 2017. To access the live webcast, please visit PTC’s Investor Relations website at investor.ptc.com at least 15 minutes before the scheduled start time to download any necessary audio or plug-in software. To participate in the live conference call, dial 800-857-5592 or 773-799-3757 and provide the passcode PTC. The call will be recorded and a replay will be available for 10 days following the call by dialing 800-813-5525 and entering the pass code 6125. The archived webcast will also be available on PTCs Investor Relations website.

Bookings Metrics
We offer both perpetual and subscription licensing options to our customers, as well as monthly software rentals for certain products. Given the difference in revenue recognition between the sale of a perpetual software license (revenue is recognized at the time of sale) and a subscription (revenue is deferred and recognized ratably over the subscription term), we use bookings for internal planning, forecasting and reporting of new license and cloud services transactions. In order to normalize between perpetual and subscription licenses, we define subscription bookings as the subscription annualized contract value (subscription ACV) of new subscription bookings multiplied by a conversion factor of 2. We arrived at the conversion factor of 2 by considering a number of variables including pricing, support, length of term, and renewal rates. We define subscription ACV as the total value of a new subscription booking divided by the term of the contract (in days) multiplied by 365. If the term of the subscription contract is less than a year, the ACV is equal to the total contract value.

License and subscription bookings equal subscription bookings (as described above) plus perpetual license bookings plus any monthly software rental bookings during the period. Total ACV equals subscription ACV (as described above) plus the annualized value of incremental monthly software rental bookings during the period.

Because subscription bookings is a metric we use to approximate the value of subscription sales if sold as perpetual licenses, it does not represent the actual revenue that will be recognized with respect to subscription sales or that would be recognized if the sales were perpetual licenses, nor does the annualized value of monthly software rental bookings represent the value of any such booking.

Total Deferred Revenue
Total Deferred Revenue consists of Billed Deferred Revenue and Unbilled Deferred Revenue. We define Unbilled Deferred Revenue as contractually committed orders for license, subscription and support with a customer for which the associated revenue has not been recognized and the customer has not been invoiced. We do not record Unbilled Deferred Revenue on our Consolidated Balance Sheet until we invoice the customer. Billed Deferred Revenue primarily relates to software agreements invoiced to customers for which the revenue has not yet been recognized.

Software Revenue
Any reference to “total recurring software revenue” or “recurring software revenue” means the sum of subscription revenue and support revenue. Any reference to “total software revenue” or “software revenue” means the sum of subscription revenue, support revenue and perpetual license revenue. “Subscription revenue” includes cloud services revenue.

Annualized Recurring Revenue (ARR)
To help investors understand and assess the success of our subscription transition, we provide an Annualized Recurring Revenue operating measure. Annualized Recurring Revenue (ARR) for a given quarter is calculated by dividing the portion of non-GAAP software revenue attributable to subscription and support for the quarter by the number of days in the quarter and multiplying by 365. (A related metric is Subscription ARR, which is calculated by dividing the portion of non-GAAP revenue attributable to subscription for the quarter by the number of days in the quarter and multiplying by 365.) ARR should be viewed independently of revenue and deferred revenue as it is an operating measure and is not intended to be combined with or to replace either of those items. ARR is not a forecast of future revenue, which can be impacted by contract expiration and renewal rates, and does not include revenue reported as perpetual license or professional services revenue in our consolidated statement of income. Subscription and support revenue and ARR disclosed in a quarter can be impacted by multiple factors, including but not limited to (1) the timing of the start of a contract or a renewal, including the impact of on-time renewals, support win-backs, and support conversions, which may vary by quarter, (2) the ramping of committed monthly payments under a subscription agreement over time, and (3) multiple other contractual factors with the customer including other elements sold with the subscription or support contract. These factors can result in variability in disclosed ARR.

Navigate Allocation
In fiscal 2016, we launched Navigate, a ThingWorx-based IoT solution for PLM. In fiscal 2017, revenue and bookings for Navigate are being allocated 50% to Solutions and 50% to IoT. Fiscal 2016 reported amounts have been reclassified to conform with the current presentation. The impact of the reclassification on fiscal 2016 revenue was immaterial.

Constant Currency Change Metric
Year-over-year changes in revenue and bookings on a constant currency basis compare reported results excluding the effect of any hedging converted into U.S. dollars based on the corresponding prior year’s foreign currency exchange rates to reported results for the comparable prior year period.

Important Information about Non-GAAP References
PTC provides non-GAAP supplemental information to its financial results. We use these non-GAAP measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our operating results. We believe that these non-GAAP measures help illustrate underlying trends in our business, and we use the measures to establish budgets and operational goals, communicated internally and externally, for managing our business and evaluating our performance. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to the results of peer companies. In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on PTC’s financial results and such items often recur. Management uses, and investors should consider, non-GAAP measures in conjunction with our GAAP results.

Non-GAAP revenue, non-GAAP operating expense, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, non-GAAP net income and non-GAAP EPS exclude the effect of the following items:

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Fair value of acquired deferred revenue is a purchase accounting adjustment recorded to reduce acquired deferred revenue to the fair value of the remaining obligation, so our

GAAP revenue after an acquisition does not reflect the full amount of revenue that would have been reported if the acquired deferred revenue was not written down to fair value. We believe excluding these adjustments to revenue from these contracts (and associated costs in fair value adjustment to deferred services cost) is useful to investors as an additional means to assess revenue trends of our business.

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Stock-based compensation is a non-cash expense relating to stock-based awards issued to executive officers, employees and outside directors and to our employee stock purchase plan. We exclude this expense as it is a non-cash expense and we assess our internal operations excluding this expense and believe it facilitates comparisons to the performance of other companies in our industry.

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Amortization of acquired intangible assets is a non-cash expense that is impacted by the timing and magnitude of our acquisitions. We believe the assessment of our operations excluding these costs is relevant to our assessment of internal operations and comparisons to the performance of other companies in our industry.

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Acquisition-related charges included in general and administrative costs are direct costs of potential and completed acquisitions and expenses related to acquisition integration activities, including transaction fees, due diligence costs, severance and professional fees. In addition, subsequent adjustments to our initial estimated amount of contingent consideration associated with specific acquisitions are included within acquisition-related charges. These costs are not considered part of our normal operations as the occurrence and amount will vary depending on the timing and size of acquisitions.

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U.S. pension plan termination-related costs include charges related to our plan that we began terminating in the second quarter of 2014. Costs associated with the termination are not considered part of our regular operations.

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Restructuring charges include excess facility restructuring charges and severance costs resulting from reductions of personnel driven by modifications to our business strategy and not considered part of our normal operations. These costs may vary in size based on our restructuring plan.

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Non-operating credit facility refinancing costs are non-operating charges we record as a result of the refinancing of our credit facility. We assess our internal operations excluding these costs and believe it facilitates comparisons to the performance of other companies in our industry.

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Income tax adjustments include the tax impact of the items above and assumes that we are profitable on a non-GAAP basis in the U.S. and one foreign jurisdiction, and eliminates the effect of the valuation allowance recorded against our net deferred tax assets in those jurisdictions. Additionally, we exclude other material tax items that we view as non-ordinary course.

A reconciliation of non-GAAP measures to GAAP results is provided within this press release.

PTC also provides information on “free cash flow” and “adjusted free cash flow” to enable investors to assess our ability to generate cash without incurring additional external financings and to evaluate our performance against our announced long term goal of returning approximately 40% of our free cash flow to shareholders via stock repurchases. Free cash flow is net cash provided by (used in) operating activities less capital expenditures; adjusted free cash flow is free cash flow excluding restructuring payments and certain identified non-ordinary course payments. Free cash flow and adjusted free cash flow are not measures of cash available for discretionary expenditures.

Forward-Looking Statements
Statements in this press release that are not historic facts, including statements about our fourth quarter and full fiscal 2017 targets and other future financial and growth expectations and targets, and anticipated tax rates, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include: the macroeconomic and/or global manufacturing climates may not improve or may deteriorate; customers may not purchase our solutions when or at the rates we expect; our businesses, including our Internet of Things (IoT) business, may not expand and/or generate the revenue we expect; foreign currency exchange rates may vary from our expectations and thereby affect our reported revenue and expense; the mix of revenue between license & subscription solutions, support and professional services could be different than we expect, which could impact our EPS results; our customers may purchase more of our solutions as subscriptions than we expect, which would adversely affect near-term revenue, operating margins, and EPS; customers may not purchase subscriptions as we expect, which could impact our ability to achieve targeted subscription bookings and subscription mix; sales of our solutions as subscriptions may not have the longer-term effect on revenue that we expect;we may be unable to improve performance in Japan when or as we expect;we may be unable to generate sufficient operating cash flow to return 40% of free cash flow to shareholders and other uses of cash or our credit facility limits could preclude share repurchases; and any repatriation of cash held outside the U.S., which constitutes a significant portion of our cash, could be subject to significant taxes. In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

PTC and the PTC logo are trademarks or registered trademarks of PTC Inc. or its subsidiaries in the United States and in other countries.

About PTC (NASDAQ: PTC)
PTC has the most robust Internet of Things technology in the world. In 1986 we revolutionized digital 3D design, and in 1998 were first to market with Internet-based PLM. Now our leading IoT and AR platform and field-proven solutions bring together the physical and digital worlds to reinvent the way you create, operate, and service products. With PTC, global manufacturers and an ecosystem of partners and developers can capitalize on the promise of the IoT today and drive the future of innovation.
PTC.com           @PTC           Blogs

PTC Investor Relations Contacts
Tim Fox, 781-370-5961
tifox@ptc.com

Jason Howard, 781-370-5087
jahoward@ptc.com

PTC Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	July 1,	July 2,	July 1,	July 2,
	2017	2016	2017	2016

Revenue:
Subscription	$74,859	$31,822	$195,001	$77,657
Support	140,428	161,881	433,624	494,262
Total recurring revenue	215,287	193,703	628,625	571,919
Perpetual license	32,348	44,648	94,099	132,100
Total subscription, support and license revenue	247,635	238,351	722,724	704,019
Professional services	43,658	50,301	134,936	148,277
Total revenue	291,293	288,652	857,660	852,296

Cost of revenue:
Cost of license and subscription revenue (1) (2)	21,648	17,809	62,333	50,621
Cost of support revenue (1) (2)	23,635	21,055	69,028	63,670
Total cost of software revenue	45,283	38,864	131,361	114,291
Cost of professional services revenue(1)	36,985	43,606	114,852	128,518
Total cost of revenue	82,268	82,470	246,213	242,809

Gross margin	209,025	206,182	611,447	609,487

Operating expenses:
Sales and marketing (1)	93,101	94,874	271,568	264,480
Research and development (1)	59,850	57,118	175,474	171,397
General and administrative (1)	35,294	35,485	108,789	107,968
Amortization of acquired intangible assets	7,973	8,294	23,986	25,040
Restructuring charges	1,551	2,815	8,300	44,541
Total operating expenses	197,769	198,586	588,117	613,426

Operating income (loss)	11,256	7,596	23,330	(3,939)
Other expense, net	(10,557)	(8,300)	(30,190)	(19,880)
Income (loss) before income taxes	699	(704)	(6,860)	(23,819)
Provision (benefit) for income taxes	1,650	(3,777)	4,336	2,173
Net income (loss)	$(951)	$3,073	$(11,196)	$(25,992)

Earnings (loss) per share:
Basic	$(0.01)	$0.03	$(0.10)	$(0.23)
Weighted average shares outstanding	115,615	114,795	115,511	114,499

Diluted	$(0.01)	$0.03	$(0.10)	$(0.23)
Weighted average shares outstanding	115,615	115,698	115,511	114,499

(1)	The amounts in the tables above include stock-based compensation as follows:

	Three Months Ended		Nine Months Ended
	July 1,	July 2,	July 1,	July 2,
	2017	2016	2017	2016
Cost of license and subscription revenue	$347	$195	$954	$552
Cost of support	1,139	963	3,638	3,611
Cost of professional services revenue	1,505	1,342	4,500	4,072
Sales and marketing	3,296	3,195	11,047	11,254
Research and development	2,805	2,531	9,753	7,578
General and administrative	7,482	5,570	26,247	24,754
Total stock-based compensation	$16,574	$13,796	$56,139	$51,821

(2)
 In the third quarter of 2017, PTC began reporting cost of support revenue separate from cost of license and subscription revenue. Costs for previous periods have also been separately reported to conform to the current period presentation.

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	July 1,	July 2,	July 1,	July 2,
	2017	2016	2017	2016

GAAP revenue	$291,293	$288,652	$857,660	$852,296
Fair value adjustment of acquired deferred subscription revenue	373	746	1,430	1,711
Fair value adjustment of acquired deferred services revenue	258	277	788	873
Non-GAAP revenue	$291,924	$289,675	$859,878	$854,880

GAAP gross margin	$209,025	$206,182	$611,447	$609,487
Fair value adjustment of acquired deferred revenue	631	1,023	2,218	2,584
Fair value adjustment to deferred services cost	(108)	(121)	(329)	(378)
Stock-based compensation	2,991	2,500	9,092	8,235
Amortization of acquired intangible assets included in cost of revenue	6,517	6,383	19,294	18,235
Non-GAAP gross margin	$219,056	$215,967	$641,722	$638,163

GAAP operating income (loss)	$11,256	$7,596	$23,330	$(3,939)
Fair value adjustment of acquired deferred revenue	631	1,023	2,218	2,584
Fair value adjustment to deferred services cost	(108)	(121)	(329)	(378)
Stock-based compensation	16,574	13,796	56,139	51,821
Amortization of acquired intangible assets included in cost of revenue	6,517	6,383	19,294	18,235
Amortization of acquired intangible assets	7,973	8,294	23,986	25,040
Acquisition-related charges included in general and administrative costs	264	937	987	3,215
US pension plan termination-related costs	285	-	285	-
Restructuring charges	1,551	2,815	8,300	44,541
Non-GAAP operating income (1)	$44,943	$40,723	$134,210	$141,119

GAAP net income (loss)	$(951)	$3,073	$(11,196)	$(25,992)
Fair value adjustment of acquired deferred revenue	631	1,023	2,218	2,584
Fair value adjustment to deferred services cost	(108)	(121)	(329)	(378)
Stock-based compensation	16,574	13,796	56,139	51,821
Amortization of acquired intangible assets included in cost of revenue	6,517	6,383	19,294	18,235
Amortization of acquired intangible assets	7,973	8,294	23,986	25,040
Acquisition-related charges included in general and administrative costs	264	937	987	3,215
US pension plan termination-related costs	285	-	285	-
Restructuring charges	1,551	2,815	8,300	44,541
Non-operating credit facility refinancing costs	-	-	1,152	2,359
Income tax adjustments (2)	(171)	(6,202)	(2,810)	(6,481)
Non-GAAP net income	$32,565	$29,998	$98,026	$114,944

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED), CONT'D.
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	July 1,	July 2,	July 1,	July 2,
	2017	2016	2017	2016

GAAP diluted earnings (loss) per share	$(0.01)	$0.03	$(0.10)	$(0.23)
Fair value of acquired deferred revenue	0.01	0.01	0.02	0.02
Stock-based compensation	0.14	0.12	0.48	0.45
Amortization of acquired intangibles	0.12	0.13	0.37	0.38
Acquisition-related charges	-	0.01	0.01	0.03
Restructuring charges	0.01	0.02	0.07	0.39
Non-operating credit facility refinancing costs	-	-	0.01	0.02
Income tax adjustments	-	(0.05)	(0.02)	(0.06)
Non-GAAP diluted earnings per share	$0.28	$0.26	$0.84	$1.00

GAAP diluted weighted average shares outstanding	115,615	115,698	115,511	114,499
Dilutive effect of stock based compensation plans	1,962	-	1,812	807
Non-GAAP diluted weighted average shares outstanding	117,577	115,698	117,323	115,306

(1)	Operating margin impact of non-GAAP adjustments:

	Three Months Ended		Nine Months Ended
	July 1,	July 2,	July 1,	July 2,
	2017	2016	2017	2016
GAAP operating margin	3.9%	2.6%	2.7%	-0.5%
Fair value of acquired deferred revenue	0.2%	0.4%	0.3%	0.3%
Fair value adjustment to deferred services cost	0.0%	0.0%	0.0%	0.0%
Stock-based compensation	5.7%	4.8%	6.5%	6.1%
Amortization of acquired intangibles	5.0%	5.1%	5.0%	5.1%
Acquisition-related charges	0.1%	0.3%	0.1%	0.4%
US pension plan termination-related costs	0.1%	0.0%	0.0%	0.0%
Restructuring charges	0.5%	1.0%	1.0%	5.2%
Non-GAAP operating margin	15.4%	14.1%	15.6%	16.5%

(2)
We have recorded a full valuation allowance against our U.S. net deferred tax assets and a valuation allowance against net deferred tax assets in certain foreign jurisdictions. As we are profitable on a non-GAAP basis, the 2017 and 2016 non-GAAP tax provisions are being calculated assuming there is no valuation allowance. Income tax adjustments reflect the tax effects of non-GAAP adjustments which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above. For the three and nine months ended July 1, 2017 and July 2, 2016 our non-GAAP tax provision is based on our annual expected non-GAAP tax rate applied to our year-to-date non-GAAP earnings.

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	July 1,	September 30,
	2017	2016

ASSETS

Cash and cash equivalents	$260,695	$277,935
Marketable securities	50,189	49,616
Accounts receivable, net	128,561	161,357
Property and equipment, net	63,443	67,113
Goodwill and acquired intangible assets, net	1,445,453	1,480,118
Other assets	343,420	309,590

Total assets	$2,291,761	$2,345,729

LIABILITIES AND STOCKHOLDERS' EQUITY

Deferred revenue	$465,316	$413,657
Debt, net of deferred issuance costs	712,191	751,601
Other liabilities	278,874	337,805
Stockholders' equity	835,380	842,666

Total liabilities and stockholders' equity	$2,291,761	$2,345,729

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Nine Months Ended
	July 1,	July 2,	July 1,	July 2,
	2017	2016	2017	2016

Cash flows from operating activities:
Net income (loss)	$(951)	$3,073	$(11,196)	$(25,992)
Stock-based compensation	16,574	13,796	56,139	51,821
Depreciation and amortization	21,504	21,817	64,187	64,721
Accounts receivable	19,540	(5,118)	34,913	58,499
Accounts payable and accruals	(7,338)	7,831	(47,924)	(9,861)
Deferred revenue	18,528	20,573	45,985	44,592
Income taxes	(3,152)	(8,644)	(17,832)	(17,470)
Excess tax benefits from stock-based awards	(258)	(38)	(397)	(94)
Other	9,208	6,167	(21,809)	3,380
Net cash provided by operating activities	73,655	59,457	102,066	169,596

Capital expenditures	(4,544)	(7,766)	(19,333)	(16,632)
Acquisitions of businesses, net of cash acquired (1)	(4,960)	-	(4,960)	(164,191)
Proceeds (payments) on debt, net	-	(60,000)	(40,000)	110,000
Proceeds from issuance of common stock	-	18	3,978	19
Payments of withholding taxes in connection with
vesting of stock-based awards	(7,078)	(5,165)	(26,244)	(20,636)
Excess tax benefits from stock-based awards	258	38	397	94
Proceeds from sales of investments	-	-	15,218	-
Contingent consideration	(8,343)	(9,371)	(11,054)	(10,621)
Proceeds (purchases) of marketable securities, net	(2,013)	(44,605)	(733)	(44,605)
Repurchases of common stock	(34,994)	-	(34,994)	-
Other financing & investing activities	-	(5,709)	(184)	(6,759)
Foreign exchange impact on cash	5,398	(727)	(1,397)	4,944

Net change in cash and cash equivalents	17,379	(73,830)	(17,240)	21,209
Cash and cash equivalents, beginning of period	243,316	368,456	277,935	273,417
Cash and cash equivalents, end of period	$260,695	$294,626	$260,695	$294,626

(1)
We acquired a company on April 5, 2017 for $5.0 million (net of cash acquired). We aquired Kepware, Inc. on January 11, 2016 for $99 million (net of cash acquired) and Vuforia on November 3, 2015 for $65 million (net of cash acquired).